FOR IMMEDIATE RELEASE

Contact:
Craig Eisenacher
Bristol West Insurance Group
Phone: (954) 316-5192

BRISTOL WEST REPORTS RECORD EARNINGS FOR 2004, RETURN ON AVERAGE GAAP EQUITY OF 26.5 PERCENT

DAVIE, Fla., February 16, 2005-- Bristol West Holdings, Inc. (NYSE: BRW) today reported its financial results for the fourth quarter and full year ended December 31, 2004, with results for the comparable periods of 2003.

Net income for the three months ended December 31, 2004 was $15.5 million or $0.47 per average fully diluted common share outstanding compared to net income of $10.7 million or $0.41 per average fully diluted common share for the fourth quarter of 2003. Net income grew by 45%, and net income per average fully diluted share grew by 15% as average fully diluted shares outstanding expanded to 33.0 million from 26.2 million for the comparable quarter of 2003, principally as a result of the Company’s initial public offering (IPO) which was completed in February of 2004.

Net income for the year ended December 31, 2004 was $61.1 million or $1.89 per average fully diluted common share outstanding compared to net income of $33.5 million or $1.32 per average fully diluted common share for the year ended December 31, 2003. Exclusive of the effect, after income taxes, of charges related to Hurricanes Charley, Frances, Ivan and Jeanne, the refinancing of the Company’s credit facilities and the cost of stock awards to employees in connection with the Company’s IPO in February 2004, net income for the year ended December 31, 2004 was $63.3 million or $1.96 per fully diluted share. Exclusive of litigation expenses associated with class action lawsuits, net income and earnings per fully diluted share for the previous year were $44.3 million and $1.75, respectively. Exclusive of these items, net income grew by $19.0 million, or 43%, and net income per fully diluted share grew by $0.21, or 12%. As a result of the Company’s IPO, average fully diluted shares outstanding increased to 32.3 million from 25.3 million, or by 28%, from the year ended December 31, 2003.

James R. Fisher, Chairman and CEO, said, “We are very pleased with our financial and operational performance. Our reported return on average GAAP equity was a very attractive 26.5 percent. We were able to achieve these strong results despite a rapidly increasing competitive market, most notably in California, our largest market. We are focused on maintaining our underwriting discipline and being a long term, stable market for non-standard automobile coverage. As a result of the primary proceeds from our IPO and our strong 2004 earnings we will reduce our purchase of reinsurance in 2005. I would like to thank our staff for their hard work and dedication. We look forward to 2005 and beyond.”

Highlights

Key highlights for the quarter ended December 31, 2004:

•	Increased policies in force to approximately 481,000 as of December 31, 2004 from 445,000 as of December 31, 2003, an increase of 8%;

•	Increased number of agencies and brokerages to approximately 6,300 from 6,200 as of September 30, 2004 and from 5,300 as of December 31, 2003;

•	Increased point of sale underwriting to 74% of new business applications for the quarter;

•	Commenced writing new business in Mississippi and Oregon, our 20th and 21st states;

•
Terminated our existing quota share reinsurance agreement and received $196.6 million in cash from the reinsurers on January 21, 2005 in settlement of the commutation of this agreement effective January 1, 2005. The monies received are currently being deployed in high quality fixed income instruments.

Earnings Before Taxes

Reported net income before taxes increased 39% to $24.1 million for the fourth quarter of 2004 from $17.3 million in the corresponding period of 2003. Reported net income before taxes for the year ended December 31, 2004 was $95.9 million, compared to $54.1 million for the year ended December 31, 2003. Net income before taxes for the year ended December 31, 2004 was $99.4 million before charges related to Hurricanes Charley, Frances, Ivan, and Jeanne, the refinancing of the Company’s credit facilities, and stock awards to employees in connection with the Company’s initial public offering. This figure represents a 39% increase over net income of $71.4 million before litigation expense and before taxes for the year ended December 31, 2003.

Written Premium and Fees

Reported gross written premium decreased by 15% to $149.5 million for the quarter ended December 31, 2004 compared to $175.3 million for the same quarter of last year. The change in the provision for expected policy cancellations decreased gross written premium by less than 1% for the three months ended December 31, 2004, and increased gross written premiums by 8% for the three months ended December 31, 2003. The provision for expected policy cancellations adjusts the balances of premiums receivable and unearned premiums to amounts the Company expects to ultimately collect and earn. Exclusive of the change in the provision for cancellations, gross written premium decreased by 8% for the fourth quarter of 2004 to $150.3 million compared to $162.6 million for the fourth quarter of 2003.

Gross written premium increased by 8% for the year ended December 31, 2004 to $706.5 million compared to $652.5 million for the comparable period of 2003 exclusive of the change in the provision for cancellations, which is primarily attributed to similar changes in policies in-force for the comparable periods. The decrease in the provision for the year ended December 31, 2004 of $46.3 million reflects observed improvement in the Company’s cancellation experience throughout 2004 as well as increased precision in the measurement of that experience.

Net written premium increased to $73.7 million from $67.5 million for the comparable quarter of 2003, an increase of 9%. Exclusive of the effect of the change in the provision for expected policy cancellations, net written premium grew by $14.7 million, or 25%. Net written premium increased 40% to $369.0 million for the full year ended December 31, 2004 from $263.0 million for the comparable period of 2003. Exclusive of the effect of the change in the provision for expected policy cancellations, net written premium grew by $119.3 million or 50%. The Company decreased the percentage of gross written premium ceded under its quota share reinsurance treaty to 50% on business written in 2004 from 60% for 2003.

Net earned premium and fees were $107.1 million in the fourth quarter of 2004 compared to $80.7 million in the comparable quarter of 2003, an increase of 33%. For the year ended December 31, 2004, net earned premium and fees increased 16% to $399.4 million from $343.2 million in 2003.

Net Investment Income

Net investment income was $2.6 million for the quarter ended December 31, 2004, compared to $1.6 million for the similar period of 2003. For the full year ended December 31, 2004, net investment income was $9.0 million compared to $6.7 million for the comparable period of 2003, an increase of 34%. The pretax equivalent book yield on the investment portfolio fell to 4.30% as of December 31, 2004 from 4.57% as of December 31, 2003. Proceeds from the Company’s initial public offering and operating cash flows have contributed to higher invested assets, which have, in turn, resulted in increased investment income despite the reduction in investment yields.

Key Ratios

Bristol West’s combined ratio was 78.9% for the fourth quarter of 2004, compared to 77.5% for the same quarter of last year. The loss ratio was 54.4% for the fourth quarter of 2004 compared to 56.2% for the comparable 2003 period, an improvement of 1.8 points. The Company experienced $0.6 million of loss and loss adjustment expenses related to prior years (adverse reserve development) in the fourth quarter of 2004 compared to $1.3 million in the fourth quarter of 2003. The adverse development in 2004 is attributable to changes in reinsurance coverage available for underlying accident and or underwriting years. The accident quarter loss ratio was 53.9% for the fourth quarter of 2004, compared to 54.6% for the comparable period of 2003. The expense ratio was 24.5% for the fourth quarter of 2004, compared to 21.3% for the fourth quarter of last year.

For the full year ended December 31, 2004, the combined ratio was 76.9% compared to 79.9% for the comparable period of 2003. The loss ratio improved by 3.3% for the full year of 2004; two points of the improvement emanated from reduced adverse reserve development, the remainder from improvement in the year-to-date accident year loss ratio. The Company experienced $2.5 million of loss and loss adjustment expenses related to prior years (adverse reserve development) during the year ended December 31, 2004 compared to $9.3 million for the comparable period of 2003.

Condensed Consolidated Balance Sheets

Condensed consolidated balance sheets as of December 31, 2004 and December 31, 2003 follow. The Company completed an initial public offering of its common stock on February 12, 2004, the net proceeds of which were approximately $113.4 million. Of this amount, $110.0 million was contributed to the statutory surplus of the Company’s principal insurance subsidiary. In addition, the Company refinanced its long-term debt in February 2004, and extended the contractual maturity; the amount outstanding was increased to $75.0 million at that time from the $71.5 million that was outstanding at December 31, 2003. A scheduled principal payment of $0.5 million was made in the fourth quarter of 2004.

Supplemental Information - Reinsurance

As previously announced, the Company entered into a new quota share reinsurance agreement effective January 1, 2005 with National Union Fire Insurance Company of Pittsburgh, PA, a subsidiary of American International Group. The agreement permits the Company to cede from 5% to 30% of its business written for 2005 with an option for 2006 subject to certain performance criteria being met. The ceding percentage will be 10% of business written during the 2005 underwriting year. This contrasts with a ceding percentage of 50% for business written in 2004.

For the year ended December 31, 2004, Bristol West ceded $370.3 million of earned premium to its reinsurers, or approximately 53% of its gross earned premium. Losses and commissions recovered from these reinsurers totaled $355.7 million, for a net cost of reinsurance to the Company of $14.6 million, or 4% of ceded earned premium for the year ended December 31, 2004. The quota share accounts for 98% ($364.1 million) of the ceded earned premium with a net cost to the Company of 3% of the ceded earned premium plus lost investment income. Net cash held by the quota share reinsurers totaled $196.6 million at December 31, 2004.

The Company elected to terminate and commute the 2002 to 2004 quota share reinsurance agreement on a cut-off basis effective January 1, 2005. The contractual right to terminate and commute was at the Company’s sole option. Effective January 1, 2005, the termination and commutation resulted in the reinsurers’ release from all future liability in return for settlement of all balances due the Company, including commission and profit commission receivable, ceded loss reserves, ceded unearned premiums less any payable due the reinsurers. The amount due from the reinsurers of $196.6 million was received on January 21, 2005 and is currently being invested in high quality fixed income investments. The termination and commutation will have no immediate impact to earnings per share or book value. In future periods, the Company will save the 3% margin the reinsurers would have earned on the ceded unearned premium and will earn investment income on the net cash balances collected from the reinsurers. The profit commission receivable balance of $97.6 million will be invested in high quality fixed income investments. The balance, which represents loss reserves, will be invested in high quality fixed income securities that match the expected duration of those liabilities.

Regulatory Inquiry

Two of our insurance subsidiaries received inquiry letters from the insurance departments of their respective domiciliary states, Pennsylvania and California, dealing with producer compensation. These letters were widely distributed to many insurance companies and were not subpoenas. We have responded to both inquiries and intend to cooperate fully should additional inquiries or information be required.

About Bristol West

Bristol West Holdings, Inc. began its operations in 1973, and provides non-standard private passenger automobile insurance exclusively through agents and brokers in 21 states. Bristol West is traded on the New York Stock Exchange under the symbol, BRW.

For more information about Bristol West, please visit our website, www.bristolwest.com.

This press release may contain statements that constitute "forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995." Statements in this press release not dealing with historical results may be forward-looking and are based on estimates, assumptions and projections. Forward-looking statements may be identified by words such as "believe", "expect", "may", "will", "should", "seek", "intend", "plan", "estimate", "anticipate" or the negative version of those words or other comparable terminology and similar statements of a future or forward-looking nature.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Please see the risk factors in our final prospectus dated February 11, 2004. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

BRISTOL WEST HOLDINGS, INC.
COMPARATIVE INCOME STATEMENTS
($ in thousands, except per share data)
(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
Income	2004	2003	2004	2003
Gross written premium	$149,510	$175,277	$752,859	$648,228
Net written premium	73,684	67,473	369,011	263,001
Gross earned premium	179,083	158,198	695,605	613,460

Net earned premium	$88,072	$63,934	$325,321	$274,027
Net investment income	2,558	1,589	9,018	6,683
Realized (loss) gain on investments, net	(17)	116	1	1,247
Fee income	19,025	16,777	74,052	69,160
Other income	803	465	2,509	1,674
Total income	110,441	82,881	410,901	352,791

Expenses
Losses and loss adjustment expenses incurred	58,749	45,611	219,358	199,670
Commissions and other underwriting expenses	19,086	11,868	58,428	51,801
Other operating and general expenses	7,370	5,392	31,358	24,241
Litigation expense	0	163	0	17,363
Interest expense	867	733	2,990	3,197
Extinguishment of debt	0	0	1,613	0
Stock-based compensation	300	1,777	1,255	2,464
Total expenses	86,372	65,544	315,002	298,736

Income (loss) before federal and state income taxes	24,069	17,337	95,899	54,055

Federal and state income taxes	8,544	6,589	34,762	20,541
Net earnings (loss)	$15,525	$10,748	$61,137	$33,514
Net earnings before unusual charges*	$15,525	$10,848	$63,339	$44,279

Basic earnings (loss) per share	$0.49	$0.45	$1.99	$1.41
Diluted earnings (loss) per share	$0.47	$0.41	$1.89	$1.32
Diluted earnings per share before unusual charges	$0.47	$0.41	$1.96	$1.75
Weighted average common shares outstanding	31,546,801	23,844,155	30,680,692	23,829,487
Weighted average common shares outstanding
including potentially dilutive common shares	33,000,859	26,214,634	32,304,121	25,344,560

Loss ratio	54.4%	56.2%	54.6%	57.9%
Expense ratio	24.5%	21.3%	22.3%	22.0%
Combined ratio	78.9%	77.5%	76.9%	79.9%

* Unusual charges in 2004 refers to aggregate losses associated with Hurricanes Charley, Frances, Ivan and Jeanne;
debt extinguishment costs; and stock awards to employees in connection with the Company's initial public offering, after taxes. Unusual charges in 2003 refers to litigation expense associated with class action lawsuits.

BRISTOL WEST HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except share data)

	(Unaudited)
	December 31,	December 31,
Assets:	2004	2003
Total investments	$ 283,568	$ 141,285
Cash and cash equivalents	11,508	9,256
Reinsurance receivables	402,019	335,036
Receivables	183,247	143,856
Goodwill	101,611	101,677
Other assets	58,967	46,766
Total assets	$ 1,040,920	$ 777,876

Liabilities and Stockholders' Equity:
Total policy liabilities	$ 437,996	$ 361,628
Reinsurance payables	166,513	159,598
Accounts payable and other liabilities	40,700	46,415
Long-term debt	73,388	71,500
Total liabilities	718,597	639,141

Total stockholders' equity	322,323	138,735
Total liabilities and stockholders' equity	$ 1,040,920	$ 777,876

Book Value per Share - basic	$ 10.11	$ 5.82
Book Value per Share - basic pro-forma (a)		8.40

(a) pro-forma for the Company's initial public offering on February 12, 2004.

BRISTOL WEST HOLDINGS, INC.

SUPPLEMENTAL DATA

DIRECT WRITTEN PREMIUM PRODUCTION BY STATE
($ in millions)

	Three months ended			Twelve months ended
	December 31,		%	December 31,		%
State	2004	2003	Change	2004	2003	Change

California	$ 75.3	$ 100.2	-24.9%	$ 396.2	$ 414.5	-4.4%
Florida	22.6	19.9	13.6%	100.8	72.6	38.8%
Michigan	19.0	14.3	32.9%	71.9	48.5	48.2%
South Carolina	4.2	2.8	50.0%	17.4	12.7	37.0%
Texas	5.5	2.8	96.4%	16.7	10.7	56.1%
Pennsylvania	3.3	3.1	6.5%	15.2	14.3	6.3%
Maine	3.1	2.8	10.7%	13.2	11.6	13.8%
New Hampshire	1.6	1.5	6.7%	12.9	7.5	72.0%
Georgia	2.8	3.7	-24.3%	11.4	20.8	-45.2%
Virginia	2.2	2.7	-18.5%	11.4	8.9	28.1%
All Other	10.7	8.8	21.6%	39.4	30.4	29.6%
Total	$ 150.3	$ 162.6	-7.6%	$ 706.5	$ 652.5	8.3%

Change in expected policy cancellation provision	(0.8)	12.7	n/m	46.3	(4.3)	n/m

Total, net of change in expected policy cancellation provision	$ 149.5	$ 175.3	-14.7%	$ 752.8	$ 648.2	16.1%

RECONCILIATION OF GROSS AND NET COMBINED RATIOS

	Three months ended			Twelve months ended
	December 31,		%	December 31,		%
Ratio	2004	2003	Change	2004	2003	Change

Gross Loss Ratio	59.8%	61.0%	-1.2%	59.9%	62.3%	-2.4%
Gross Expense Ratio	27.7%	25.6%	2.1%	26.2%	25.4%	0.8%
Gross Combined Ratio	87.5%	86.6%	0.9%	86.1%	87.7%	-1.6%

Effect of Reinsurance	-8.6%	-9.1%	0.5%	-9.2%	-7.8%	-1.4%
Net Combined Ratio, as Reported	78.9%	77.5%	1.4%	76.9%	79.9%	-3.0%

BRISTOL WEST HOLDINGS, INC.

SUPPLEMENTAL DATA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Underwriting Results Before Reinsurance

Revenues
Gross earned premium	$ 179,083	$ 158,198	$ 695,605	$ 613,460

Expenses
Losses and adjustment expenses incurred	118,907	106,934	462,607	426,052
Commissions	28,212	24,541	106,695	93,147
Other underwriting expenses	19,547	14,929	64,208	56,127
Other operating and general expenses	7,370	5,392	31,358	24,241
Total underwriting expenses	174,036	151,796	664,868	599,567

Gross underwriting result	5,047	6,402	30,737	13,893
Fee and other income	19,828	17,242	76,561	70,834
Pretax underwriting income	$ 24,875	$ 23,644	$ 107,298	$ 84,727

Reinsurance Ceded Results

Revenues
Ceded earned premium	$ 91,011	$ 94,264	$ 370,284	$ 339,433

Expenses
Ceded losses and adjustment expenses incurred	60,158	61,323	243,249	226,382
Ceding commissions	28,673	27,602	112,475	97,473
Total underwriting expenses	88,831	88,925	355,724	323,855

Ceded underwriting income	$ 2,180	$ 5,339	$ 14,560	$ 15,578

Net Underwriting Results

Revenues
Net earned premium	$ 88,072	$ 63,934	$ 325,321	$ 274,027

Expenses
Net losses and loss adjustment expenses incurred	58,749	45,611	219,358	199,670
Commissions - net of reinsurance	(461)	(3,061)	(5,780)	(4,326)
Other underwriting expenses	19,547	14,929	64,208	56,127
Other operating and general expenses	7,370	5,392	31,358	24,241
Total underwriting expenses	85,205	62,871	309,144	275,712

Net underwriting result	2,867	1,063	16,177	(1,685)
Fee and other income	19,828	17,242	76,561	70,834
Pretax underwriting income	$ 22,695	$ 18,305	$ 92,738	$ 69,149

			December 31,
Reinsurance Balances			2004	2003
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses			$ 155,326	$ 149,486
Prepaid reinsurance			108,601	95,037
Ceding commission receivable			138,092	90,513
Reinsurance payables			(166,513)	(159,598)
Net balance			$ 235,506	$ 175,438